UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 19, 2024

Janux Therapeutics, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40475	82-2289112
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10955 Vista Sorrento Parkway, Suite 200 San Diego, California		92130
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (858) 751-4493

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	JANX	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Jay Lichter, Ph.D. from the Board of Directors and Appointment of Ron Barrett, Ph.D. as Chair of the Board of Directors

On July 19, 2024, Jay Lichter, Ph.D. resigned as a member of the Board of Directors (the “Board”) of Janux Therapeutics, Inc. (the “Company”), including his chairmanship of the Board, effective as of such date. Dr. Lichter’s resignation was not a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. In connection with Dr. Lichter’s resignation, upon the recommendation of the Nominating and Corporate Governance Committee of the Board (the “Nominating and Governance Committee”), Ron Barrett, Ph.D. was appointed as Chair of the Board.

Appointments of Natasha Hernday and Eric Dobmeier to the Board of Directors

On July 19, 2024, the Board, upon the recommendation of the Nominating and Governance Committee, appointed (i) Natasha Hernday as a Class II director of the Company, with a term of office expiring at the Company’s 2026 annual meeting of stockholders, or until her earlier death, resignation or removal, and (ii) Eric Dobmeier as a Class III director of the Company, with a term of office expiring at the Company’s 2027 annual meeting of stockholders, or until his earlier death, resignation or removal.

There are no arrangements or understandings between Ms. Hernday and any other person pursuant to which Ms. Hernday was selected as a director. There are also no arrangements or understandings between Mr. Dobmeier and any other person pursuant to which Mr. Dobmeier was selected as a director. In addition, there are no transactions in which Ms. Hernday or Mr. Dobmeier has an interest that would require disclosure under Item 404(a) of Regulation S-K.

Pursuant to the Company’s Non-Employee Director Compensation Policy (the “Compensation Policy”), each of Ms. Hernday and Mr. Dobmeier (i) will receive an annual cash retainer of $40,000 for service as a member of the Board, (ii) was granted on the effective date of appointment to the Board an option to purchase 16,700 shares of the Company’s common stock, which will vest monthly over a three-year period from the date of grant, subject to continued service as director through the applicable vesting dates and (iii) was granted on the effective date of appointment to the Board a restricted stock unit (“RSU”) grant of 5,000 shares of the Company’s common stock, which will vest annually over a three-year period from the date of grant, subject to continued service as director through the applicable vesting dates. For 2024, each of Ms. Hernday’s and Mr. Dobmeier’s annual cash retainer amount will be prorated in accordance with the Compensation Policy.

The Compensation Policy also provides for further automatic (i) annual option grants to purchase 8,350 shares of the Company’s common stock on the date of each of the Company’s annual meeting of stockholders, which will vest in equal monthly installments over the 12 months following the date of grant provided that such option grant will vest in full upon the date of the Company’s next annual meeting of stockholders, subject to continued service as a director through the applicable vesting dates and (ii) annual RSU grants of 2,500 shares of the Company’s common stock on the date of each of the Company’s annual meeting of stockholders, vesting in full on the earlier of the first anniversary of the date of grant or the next annual stockholders meeting, subject to continued service as a director through the applicable vesting date. For 2024, Ms. Hernday’s and Mr. Dobmeier’s annual option grant and annual RSU grant was effectuated on the date of appointment to the Board and was prorated and in accordance with the Compensation Policy.

Each of the equity awards described above will vest in full in the event of a Change in Control (as defined in the Company’s 2021 Equity Incentive Plan) provided each of Ms. Hernday and Mr. Dobmeier, respectively, remains in continuous service with the Company as of immediately prior to such Change in Control. Ms. Hernday and Mr. Dobmeier have each entered into the Company’s standard form of Indemnity Agreement for directors of the Company.

Moreover, on July 22, 2024, the Company issued a press release announcing the resignation of Dr. Lichter, the appointment of Dr. Barrett as Chairman of the Board and the appointments of Ms. Hernday and Mr. Dobmeier as directors, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release of Janux Therapeutics, Inc. dated July 22, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

JANUX THERAPEUTICS, INC.

Date: July 22, 2024	By:	/s/ David Campbell, Ph.D.
David Campbell, Ph.D.
President and Chief Executive Officer